Effective ownership interests in AmeriGas Propane, L.P.

Public unitholders' common units	55.68%
General partner's common units	42.32
General partner's general partner interests	2.00
	100.00%



AMERIGAS PROPANE, INC. (G.P.)
AmeriGas Technology Group, Inc.
1% G.P. 29.08% L.P. (1)
Petrolane Incorporated
1.0101% G.P.
13.67% L.P. (2)
Public
AmeriGas Partners, L.P.
56.25% L.P. (3)
98.9899% L.P.
AmeriGas Propane, L.P.
AmeriGas Finance Corp.
AmeriGas Eagle Finance Corp.
AP Eagle Finance Corp.
AmeriGas Propane Parts & Service, Inc.
>99% L.P.
AmeriGas Eagle Propane, Inc.
AmeriGas Eagle Holdings, Inc.
AmerE Holdings, Inc.
<0.5% G.P.
National Propane Corporation (Triarc Companies, Inc.)
<0.5%
AmeriGas Eagle Propane, L.P.
Active Propane of Wisconsin LLC
AmeriGas Eagle Parts & Service, Inc.

(1) 16,685,093 Common Units

(2) 7,839,911 Common Units

(3) 32,267,601 Common Units